--------
FORM 4           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
--------                      WASHINGTON, D.C. 20549

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
         SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
             OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

[X] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.
    FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.
    SEE INSTRUCTION 1(b).

(Print or Type Responses)

--------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*                2.  Issuer Name and Ticker or Trading Symbol

   FOLIOT         MICHAEL           G.                      GALILEO INTERNATIONAL, INC.
                                                            GLC
--------------------------------------------------------------------------------------------------------------------------
   (Last)         (First)        (Middle)               3.  IRS Identification             4.  Statement for
                                                            Number of Reporting                Month/Year
9700 WEST HIGGINS ROAD                                      Person, if an entity
                                                            (Voluntary)                        DECEMBER  2000
-----------------------------------------------------                                    ---------------------------------
                  (Street)                                                                 5.  If Amendment,
                                                                                               Date of Original
  ROSEMONT        ILLINOIS          60018                                                       (Month/Year)
--------------------------------------------------------------------------------------------------------------------------
   (City)          (State)          (Zip)

   6.  Relationship of Reporting Person(s) to Issuer
                  (Check all applicable)

         Director                     10% Owner
   ---                            ---
         Officer (give title       X  Other (specify below)
   ---            below)          ---

   FORMER SENIOR VICE PRESIDENT - VENDOR
   MARKETING (UNTIL OCTOBER 31, 2000)
   -----------------------------------------------------------

 7.  Individual or Joint/Group Filing (Check Applicable Line)
       X   Form filed by One Reporting Person
      ---
           Form filed by More than One Reporting Person
      ---
------------------------------------------------------------------

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                            2. Trans-     3.  Trans-         4.  Securities Acquired (A)
     (Instr. 3)                                     action         action             or Disposed of (D)
                                                    Date           Code               (Instr. 3, 4 and 5)
                                                    (Month/        (Instr. 8)
                                                    Day/     ----------------------------------------------------------
                                                    Year)        Code       V       Amount      (A) or        Price
                                                                                                (D)
------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form:  Direct                     Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned at                        (Instr. 4)                        Ownership
    End of Month                                                      (Instr. 4)
    (Instr. 3 and 4)
----------------------------------------------------------------------------------
    1,400                                 D
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see
 Instruction 4(b)(v).
                                                                          (Over)

           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                      BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                      WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       2. Conver-    3. Trans-   4. Transac-     5. Number of           6. Date Exercisable
   Security (Instr. 3)       sion or       action      tion            Derivative             and Expiration Date
                             Exercise      Date        Code            Securities             (Month/Day/Year)
                             Price of      (Month/     (Instr. 8)      Acquired (A)
                             Derivative    Day/                        or Disposed of
                             Security      Year)                       (D) (Instr. 3, 4,
                                                                       and 5)
                                                     -------------------------------------------------------------
                                                         Code      V      (A)       (D)       Date         Expi-
                                                                                              Exercis-     ration
                                                                                              able         Date
------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $24.53        5/18/00        A        V    52,800                (1)          5/18/10
OPTION (RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $48.03        6/17/99
OPTION (RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $40.78        6/18/98
OPTION (RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $24.50        7/24/97
OPTION (RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $28.18        7/24/97
OPTION (RIGHT TO BUY)
------------------------------------------------------------------------------------------------------------------
PHANTOM STOCK UNITS          1 for 1       7/24/97
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
7. Title and Amount of       8. Price of        9. Number of         10. Ownership       11. Nature
Underlying Securities        Derivative         Derivative           Form of             of Indirect
(Instr. 3 and 4)             Security           Securities           Derivative          Beneficial
                             (Instr. 5)         Beneficially         Security:           Ownerhship
                                                Owned at             Direct (D)          (Instr. 4)
                                                End of               or Indirect
                                                Month                (I) (Instr. 4)
                                                (Instr. 4)
-------------------------
   Title      Amount or
              Number of
              Shares
-----------------------------------------------------------------------------------------------------
  COMMON      52,800                             52,800                    D
  STOCK
-----------------------------------------------------------------------------------------------------
                                                 28,000                    D

-----------------------------------------------------------------------------------------------------
                                                 135,150                   D

-----------------------------------------------------------------------------------------------------
                                                 29,200                    D

-----------------------------------------------------------------------------------------------------
                                                 29,000                    D

-----------------------------------------------------------------------------------------------------
                                                 568                       D
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Grant to reporting person of option to buy 52,800 shares of common stock exercisable in annual increments of 33 1/3% of the total grant each beginning May 18, 2001.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                 By: /s/ Jennifer Dressler                      January 9, 2001
                     --------------------------------           ---------------
                     ** Signature of Reporting Person           Date
                     Jennifer Dressler
                     Attorney-in-Fact

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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